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Exhibit 99.1

Independent Auditor's Report

To the Board of Directors and Stockholders
Gichner Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Gichner Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gichner Holdings, Inc. and Subsidiaries at December 31, 2009 and 2008 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 12 to the consolidated financial statements, the Company adopted a new accounting standard for accounting for uncertainty in income taxes as of January 1, 2009.

/s/ Plante & Moran, PLLC

March 24, 2010

Gichner Holdings, Inc. and Subsidiaries
Consolidated Balance Sheet

	December 31, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$5,907,114	$2,662,025
Accounts receivable:
Trade	19,649,205	13,570,446
Unbilled (Note 4)	1,357,796	1,354,557
Inventories (Note 3)	19,640,984	14,657,506
Costs and estimated earnings in excess of billings (Note 4)	3,762,151	4,316,209
Prepaid expenses and other current assets:
Prepaid expenses and other current assets	3,631,937	3,452,848
Deferred tax assets (Note 12)	1,374,000	1,197,000

Total current assets	55,323,187	41,210,591
Property and Equipment—Net (Note 5)	16,969,588	17,126,031
Goodwill	1,263,013	1,263,013
Intangible Assets (Note 6)	3,317,991	3,765,663
Other Assets
Restricted cash	534,061	605,092
Deferred financing costs	309,424	407,889

Total assets	$77,717,264	$64,378,279

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$16,167,554	$11,063,760
Current portion of long-term debt (Note 8)	2,614,853	1,459,037
Billings in excess of costs and estimated earnings (Note 4)	6,272,916	6,046,015
Accrued and other current liabilities (Notes 11 and 13)	8,240,373	5,401,162

Total current liabilities	33,295,696	23,969,974
Long-term Debt—Net of current portion (Note 8)	14,623,889	17,238,742
Other Long-term Liabilities
Deferred tax liabilities (Note 12)	1,290,000	1,904,000
Other long-term liabilities	1,370,925	1,127,569
Stockholders' Equity (Note 10)	27,136,754	20,137,994

Total liabilities and stockholders' equity	$77,717,264	$64,378,279

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Consolidated Statement of Operations

	Year Ended
	December 31, 2009	December 31, 2008
Net Sales	$147,123,581	$69,690,903
Cost of Sales	122,392,606	55,985,332

Gross Profit	24,730,975	13,705,571
Operating Expenses	12,587,454	9,486,931

Operating Income	12,143,521	4,218,640
Nonoperating Income (Expenses)
Interest income	26,382	22,300
Interest expense	(1,559,917)	(2,112,065)
Other expense—Net	(7,226)	(33,915)

Total nonoperating expenses	(1,540,761)	(2,123,680)

Income—Before income taxes and extraordinary item	10,602,760	2,094,960
Income Tax Expense (Note 12)	5,102,000	1,359,000

Income—Before extraordinary item	5,500,760	735,960
Extraordinary Item—Gain on CMCI acquisition (Note 2)	1,672,000	2,079,361

Net Income	$7,172,760	$2,815,321

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity

	Common Stock	Preferred Stock— Series A	Preferred Stock— Series B	Additional Paid-in Capital	Retained Earnings	Total
Balance—January 1, 2008	$1,131	$109	$—	$12,114,724	$406,709	$12,522,673
Net income	—	—	—	—	2,815,321	2,815,321
Issuance of preferred stock	—	—	4,800	4,795,200	—	4,800,000

Balance—December 31, 2008	1,131	109	4,800	16,909,924	3,222,030	20,137,994
Effect of adopting accounting standard for uncertainty in income taxes (Note 12)	—	—	—	—	(174,000)	(174,000)
Net income	—	—	—	—	7,172,760	7,172,760

Balance—December 31, 2009	$1,131	$109	$4,800	$16,909,924	$10,220,790	$27,136,754

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Consolidated Statement of Cash Flows

	Year Ended
	December 31, 2009	December 31, 2008
Cash Flows from Operating Activities
Net income	$7,172,760	$2,815,321
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,729,790	1,596,646
Amortization of intangible assets	447,672	447,672
Amortization of deferred financing costs	98,465	98,464
Change in PIK interest	322,449	307,360
Extraordinary gain on CMCI acquisition	(1,672,000)	(2,079,361)
Loss on sale of property and equipment	8,281	42,130
Change in fair value of interest rate collar	(95,037)	171,856
Deferred income taxes	881,000	714,400
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(6,078,759)	(2,154,318)
Unbilled accounts receivable	(3,239)	(184,311)
Inventory	(4,983,478)	(5,028,083)
Costs and estimated earnings in excess of billings	554,058	(550,156)
Prepaid expenses and other assets	(179,089)	(1,948,778)
Accounts payable	5,103,794	6,376,514
Billings in excess of costs and estimated earnings	226,901	1,406,586
Accrued and other liabilities	2,681,155	(646,307)

Net cash provided by operating activities	6,214,723	1,385,635
Cash Flows from Investing Activities
Purchase of property and equipment	(1,582,828)	(1,246,276)
Change in restricted cash related to letter of credit	71,031	468,889
Acquisition of CMCI—Net of cash acquired	—	(2,191,712)
Proceeds from sale of property and equipment	1,200	—

Net cash used in investing activities	(1,510,597)	(2,969,099)
Cash Flows from Financing Activities
Payments on long-term debt	(1,459,037)	(1,052,221)
Proceeds from issuance of preferred stock	—	4,800,000

Net cash (used in) provided by financing activities	(1,459,037)	3,747,779

Net Increase in Cash and Cash Equivalents	3,245,089	2,164,315
Cash and Cash Equivalents—Beginning of period	2,662,025	497,710

Cash and Cash Equivalents—End of period	$5,907,114	$2,662,025

Supplemental Cash Flow Information—Cash paid for
Interest	$1,510,717	1,951,780
Taxes	4,941,000	725,000

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 1—Nature of Business and Significant Accounting Policies

  Gichner Holdings, Inc. and Subsidiaries (the "Company") design, manufacture, and integrate tactical shelters and intermodal equipment for military and commercial applications. The Company operates primarily in Dallastown, Pennsylvania and Charleston, South Carolina.

  Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Gichner Holdings, Inc. and its wholly owned subsidiaries, Dallastown Realty I, LLC (including its wholly owned subsidiary, Dallastown Realty II, LLC) and Gichner Systems Group, Inc. (including its wholly owned subsidiaries, Gichner Systems International, Inc. and Charleston Marine Containers, Inc.) All material intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents—The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

  Trade Accounts Receivable—Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. In addition, a general valuation allowance is established for other accounts receivable based on historical loss experience. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts as of December 31, 2009 and 2008 was $49,000 and $45,000, respectively.

  Major Customers—Sales are predominantly to various agencies and military branches of the United States government and to government contractors. The Company extends trade credit to its customers on terms that are generally practiced in the industry. Three major customers, one of which is the United States Army, accounted for approximately 40 percent and 70 percent of net sales for 2009 and 2008, respectively. These same customers accounted for approximately 40 percent of accounts receivable at December 31, 2009 and 2008.

  Inventory—Inventory is stated at the lower of cost or market using the average cost method of inventory costing. For certain contracts, progress billings to customers are recorded as a contra inventory when paid.

  Property and Equipment—Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

  Goodwill—The recorded amounts of goodwill from prior business combinations are based on management's best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment. There were no impairment charges or other changes in goodwill recognized in 2009 or 2008. It is reasonably possible that management's estimates of the carrying amount of goodwill will change in the near term.

  Intangible Assets—Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

  Restricted Cash—The Company maintains escrow accounts to secure the payment of any claim, including contingent environmental liabilities, or breach of contract related to its recent business acquisitions. These agreements expire through August 2010. Restricted cash held in these escrow accounts approximated $534,000 and $605,000 at December 31, 2009 and 2008, respectively, and the Company has recorded an offsetting liability within accrued and other liabilities for the respective amounts at December 31, 2009 and 2008 (see Note 11).

  Deferred Finance Costs—Deferred financing costs of approximately $542,000 are being amortized over the terms of the related debt agreements using the straight-line method. Accumulated amortization of these costs was approximately $232,000 and $134,000 at December 31, 2009 and 2008, respectively.

  Warranties—The Company records a liability for estimated costs to be incurred under its limited warranty policy when revenue is recognized. The warranty reserve is estimated based upon number of units sold and the Company's historical and anticipated rates of claims.

  Revenues and Cost Recognition—The Company provides contract services under time-and-material, cost-plus-fixed-fee, and fixed-price contracts relating to the manufacture of products. Revenue is recorded at the time services are completed or when products are shipped. For long-term contracts, revenues are recorded on the percentage-of-completion method. Revenues and gross profit are recognized as work is performed, primarily at the time deliveries are made or accepted, or based on the relationship between actual costs incurred and total estimated costs at completion. Revenues and gross profits are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified.

  Differences between recorded costs and estimated earnings and final billings are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as a current asset. Billings in excess of costs on uncompleted contracts are recorded as current liabilities. Generally, contracts provide for the billing of costs incurred and estimated earnings either periodically or based on certain milestones achieved. Additionally, unbilled receivables represent costs incurred that have been earned but not yet billed and collected from the customer. Billings are prepared in accordance with terms of the customer agreement.

  Due to inherent limitations in the estimation process, including changes in job performance, job conditions, and estimated profitability, it is at least reasonably possible that, in the near term, the Company will revise its cost and profit estimates related to contracts in progress.

  Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes—A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting.

  The Company classifies interest and penalties associated with tax liabilities as income taxes in the accompanying consolidated financial statements.

  Reclassification—Certain 2008 amounts have been reclassified to conform to the 2009 presentation, primarily relating to the classification of billings in excess of costs and estimated earnings of approximately $3,667,000 which was previously included in accrued and other current liabilities. The reclassification had no effect on current liabilities or other subtotals in the consolidated 2008 balance sheet.

  Subsequent Events—The consolidated financial statements and related disclosures include evaluation of events up through and including March 24, 2010, which is the date the consolidated financial statements were available to be issued.

Note 2—Business Combinations

  On October 3, 2008, Gichner Systems Group, Inc. acquired the stock of Charleston Marine Containers, Inc. (CMCI) in a business combination accounted for using the purchase method of accounting. CMCI designs and produces a broad range of intermodal equipment that provides logistics solutions for United States military and commercial customers. The total purchase price was approximately $6,243,000, including related transaction fees, and was funded primarily through equity contributions totaling $4,800,000. The remainder of the purchase price was funded through working capital. The estimated fair value of net assets acquired exceeded the purchase price, which resulted in the elimination of the amount that would otherwise have been assigned to property and equipment and intangible assets. The resulting excess of the net assets acquired over the purchase price of approximately $2,079,000, after all tax considerations, has been recognized as an extraordinary gain during 2008.

  The following table summarizes the estimated fair value of the CMCI assets acquired, liabilities assumed, and extraordinary gain recognized at the date of acquisition:

Cash	$4,052,000
Accounts receivable	5,841,000
Inventories	5,320,000
Other current assets	116,000
Accounts payable	(1,392,000)
Accrued and other liabilities	(5,615,000)

Net assets acquired	8,322,000
Purchase price	6,243,000

Extraordinary gain	$2,079,000

  In 2009, the Company recognized an additional extraordinary gain of $1,672,000 related to the CMCI acquisition based upon information that became available subsequent to the date of the transaction related to the carryover tax basis of certain assets acquired that resulted in the recognition of additional deferred tax assets.

Note 3—Inventory

  Inventory at December 31, 2009 and 2008 consists of the following:

	2009	2008
Raw materials	$17,145,586	$9,671,252
Work in progress	769,748	1,877,665
Finished goods	1,725,650	3,108,589

Total inventory	$19,640,984	$14,657,506

Note 4—Contracts in Progress

  Costs and estimated earnings on contracts in progress at December 31, 2009 and 2008 are as follows:

	2009	2008
Costs incurred on uncompleted contracts	$118,270,218	$62,011,188
Estimated earnings	12,696,057	5,596,878

Total	130,966,275	67,608,066
Less billings to date	132,119,244	67,983,315

Net	$(1,152,969)	$(375,249)

Consolidated balance sheet classification:
Unbilled accounts receivable	$1,357,796	$1,354,557
Costs and estimated earnings in excess of billings	3,762,151	4,316,209
Billings in excess of costs	(6,272,916)	(6,046,015)

Net	$(1,152,969)	$(375,249)

Note 5—Property and Equipment

  Property and equipment at December 31, 2009 and 2008 are summarized as follows:

	2009	2008	Depreciable Life—Years
Land	$1,875,000	$1,875,000	—
Buildings	4,625,000	4,625,000	40
Building improvements	236,916	—	3-10
Machinery and equipment	11,700,983	10,573,691	7-10
Transportation equipment	23,680	25,030	5
Furniture and fixtures	857,812	754,123	3-5
Computer equipment and software	1,447,698	1,255,566	3-5
Construction in progress	61,730	149,884	—

Total cost	20,828,819	19,258,294
Accumulated depreciation	3,859,231	2,132,263

Net property and equipment	$16,969,588	$17,126,031

  Depreciation expense was approximately $1,730,000 and $1,597,000, respectively, for 2009 and 2008.

Note 6—Acquired Intangible Assets

  Intangible assets of the Company at December 31, 2009 and 2008 are summarized as follows:

	2009		2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Technical library	$1,940,000	$457,355	$1,940,000	$263,355
Trademarks and tradenames	884,278	138,979	884,278	80,027
Customer relationships and customer-related intangibles	678,000	159,839	678,000	92,039
Process manuals	473,000	111,510	473,000	64,210
Noncompete agreements	398,100	187,704	398,100	108,084

Total	$4,373,378	$1,055,387	$4,373,378	$607,715

  Amortization expense for intangible assets totaled approximately $448,000 for each of the years ended December 31, 2009 and 2008. The intangible assets have a weighted-average life of 10 years (10 years for the technical library, customer-related intangibles, and process manuals, 15 years for the trademarks and tradenames, and 5 years for the noncompete agreements).

  Estimated amortization for the intangible assets for each of the next five years ending December 31 and thereafter are as follows:

2010	$448,000
2011	448,000
2012	419,000
2013	368,000
2014	368,000
Thereafter	1,267,000

Total	$3,318,000

Note 7—Operating Leases

  The Company is obligated under operating leases primarily for a manufacturing facility, office space, and forklifts, expiring at various dates through April 2013. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs.

  Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2010	$247,335
2011	72,335
2012	2,515
2013	687

Total	$322,872

  Rent expense was approximately $356,000 and $409,000 for 2009 and 2008, respectively.

Note 8—Line of Credit and Long-term Debt

  Long-term debt at December 31, 2009 and 2008 is as follows:

	2009	2008
Term Loan A, payable to a bank with monthly principal payments ranging from $15,700 to $25,400, plus interest through July 25, 2014. The balance of the loan is due on August 22, 2014. Interest (1.98 percent at December 31, 2009) is at LIBOR plus a margin. The Company has entered into a swap agreement (see below) with a financial institution that provides for a cap on LIBOR at 6.5 percent and a floor of 3.5 percent plus a margin (as defined in the agreement). The note is collateralized by a security interest in all assets of the Company	$4,892,349	$5,093,386
Term Note B, payable to a bank with monthly principal payments ranging from $75,000 to $150,000, plus interest through July 25, 2014. The balance of the loan is due on August 22, 2014. Interest (2.98 percent at December 31, 2009) is at LIBOR plus a margin. In addition to the regularly scheduled payments as identified above, the Company is required to make annual principal payments equal to 25 percent of the Company's excess cash flow, as defined, until the loan has been paid in full. The note is collateralized by a security interest in all assets of the Company	6,546,393	7,804,393

Subordinated notes payable to stockholders with a combined face value of $5,800,000. Principal is due in full on January 22, 2013. Interest accrues on the outstanding principal at a rate of 12 percent, plus additional interest of 5 percent ("PIK" interest) due at maturity. The Company has accrued PIK interest of approximately $737,000 and $414,000 at December 31, 2009 and 2008, respectively, which is included in other long-term liabilities. These notes are subordinated to the bank borrowings and are uncollateralized. During March 2010, the Company made payments of approximately $2,700,000 related to the outstanding principal balance and accrued PIK interest

	$5,800,000	$5,800,000

Total	17,238,742	18,697,779
Less current portion	2,614,853	1,459,037

Long-term portion	$14,623,889	$17,238,742

  The balance of the above debt matures as follows, including an additional payment in 2010 of $1,297,000 relating to the excess cash flow requirement of Term Note B:

2010	$2,614,853
2011	1,736,075
2012	1,855,822
2013	7,126,613
2014	3,905,379

Total	$17,238,742

  The Company also has a line of credit facility with a bank that provides for maximum borrowings of $7,000,000, subject to availability as determined by a formula in the agreement, expiring in August 2012. Under an amendment, maximum borrowings were temporarily increased to $8,000,000 through April 1, 2009. Up to $5,000,000 of the facility is available for letters of credit. The facility is collateralized by a security interest in all assets of the Company and carries a fee on the unused portion. Interest (1.73 percent at December 31, 2009) is at LIBOR plus a margin and payable monthly. There was no outstanding balance on the line of credit as of December 31, 2009 or 2008.

  Under the agreements with the bank, the Company is subject to various financial covenants, including fixed charge coverage and leverage.

  At December 31, 2009, the Company has outstanding letters of credit totaling approximately $4,657,000, which reduces the availability on the line of credit. These letters of credit expire through August 2010.

  As of December 31, 2009 and 2008, the Company held an interest rate collar in connection with the Company's Term Loan A (as described above) with a notional amount equal to the outstanding loan balance. This interest rate collar provides for a cap on LIBOR at 6.5 percent and a floor of 3.5 percent plus a margin (as defined in the agreement). This interest rate collar is recognized in the accompanying consolidated balance sheet at fair value. Although the interest rate collar is intended to hedge the exposure to variability in interest payments from changes in interest rates of the Company's variable rate debt, this derivative instrument does not meet the criteria for a cash flow hedge. As a result, changes in fair value are recorded in earnings.

  At December 31, 2009 and 2008, the fair value of the interest rate collar was approximately ($132,000) and ($227,000), respectively, included in the consolidated balance sheet in accrued and other current liabilities. The change in fair value was recognized as a (credit) charge to earnings of approximatey ($95,000) and $172,000 in 2009 and 2008, respectively. Net realized losses totaled approximately $160,000 and $37,000 in 2009 and 2008, respectively. Both realized and unrealized gains and losses are recognized as a component of interest expense.

Note 9—Retirement Plans

  The Company sponsors a defined contribution 401(k) and profit-sharing plan. Eligible employees may defer up to 75 percent of their compensation, subject to the maximum amount allowable by the Internal Revenue Service. The Company makes a matching contribution and may make an additional profit-sharing contribution, both subject to limitations. The Company contributed approximately $348,000 and $233,000 to the plan for 2009 and 2008, respectively.

Note 10—Common and Preferred Stock

  All common and preferred stock is subject to the terms of a security holders agreement which contains certain covenants and restrictions on the ability to transfer shares. The security holders agreement contains provisions for elective purchases of shares by the Company or other stockholders under certain circumstances.

  The Company has 1,009,131 shares of authorized voting common stock with a par value of $.01 per share. Voting rights for the common stock are one vote per share. As of December 31, 2009 and 2008, there were 113,125 shares issued and outstanding.

  The Company has 10,869 shares of authorized Series A preferred stock (Series A) with a par value of $.01 per share and an original issue price of $1,000 per share. Series A is senior in ranking to the common stock with respect to certain rights.

  More specifically, the Series A stockholders have the following rights: (1) cumulative dividends on each share of Series A shall accrue at the rate of 11 percent per annum of the original issue price compounded annually, (2) priority over the common stockholders in a liquidity event, as defined, and (3) voting rights equal to 10 votes per share. At December 31, 2009 and 2008, the amount of unpaid dividends on Series A was approximately $3,049,000 and $1,670,000, respectively.

  The Company has 480,000 shares of authorized Series B convertible preferred stock (Series B) with a par value of $.01 per share and an original issue price of $10 per share. All 480,000 shares were issued in connection with the CMCI acquisition in 2008. Series B is senior in ranking to

  Series A and to the common stock with respect to rights to dividends, liquidation, winding-up, and dissolution.

  More specifically, the Series B stockholders have the following rights: (1) cumulative dividends on each share of Series B shall accrue at the rate of 12 percent per annum of the original issue price compounded quarterly, (2) priority over Series A and common stockholders in a liquidity event, as defined, (3) voting rights equal to one vote per share, and (4) right to convert Series B shares on a one-for-one basis into shares of common stock at a defined price as described below. At December 31, 2009 and 2008, the amount of unpaid dividends on Series B was approximately $593,000 and $144,000, respectively.

  The Series B convertible preferred stock is convertible into shares of the Company's common stock on a one-for-one basis at any time at the option of the holder. The conversion price will initially be the initial per share price of the convertible preferred stock, subject to adjustment as further described in the subscription agreement, and includes any accrued and unpaid dividends (the "Conversion Price"). In addition, the holders of the Series B convertible preferred stock have certain liquidation rights as described in the agreement.

  During March 2010, the Company redeemed 240,000 shares of the Series B convertible preferred stock in the amount of $2,400,000.

Note 11—Contingencies

  The Company is partially self-insured for employee medical and dental benefits. The Company has obtained various levels of stop-loss coverage related to this matter. At December 31, 2009 and 2008, the Company has accrued $500,000 and $450,000, respectively, for known claims and estimated claims incurred but not reported.

  Legal Matters

  An environmental investigation in a prior year disclosed the presence of potential contamination of the ground water, surface water, and/or soil at the Company's Dallastown facilities. The Company has completed its environmental investigation with respect to these contaniments and has received a Release of Liability from the Pennsylvania Department of Environmental Protection ("PaDEP") for certain regulated substances in ground water at the Dallastown facility. At December 31, 2009 and 2008, the Company has accrued approximately $233,000 and $304,000, respectively, for any potential obligation relating to this matter as a result of appeals or other litigation that may result. Furthermore, an escrow with a balance of approximately $233,000 and $304,000 as of December 31, 2009 and 2008, respectively, has been established to indemnify the Company against this environmental contingency (see Note 1).

  Futhermore, in October 2008, the Company experienced a release of a regulated substance at its Dallastown facility. The Company has taken steps to ensure that a similar release should not occur again and it reported the release to federal and state regulators. The Company has also completed its environmental investigation into this incident and has filed Remedial Investigation Reports/Final Reports with the PaDEP for the remaining regulated substances in soil and groundwater at the Dallastown facility for the October 2008 release. The Company anticipates that PaDEP approval of these reports will resolve all environmental matters at the Dallastown Facility.

  In addition, in the normal course of business, the Company is subject to lawsuits and other legal matters. In the opinion of management, these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Stock Option Plan

  In May 2008, the Company adopted a stock option plan and granted options to certain employees. The options vest upon (i) the sale of the Company and (ii) the majority equity holder reaching a certain internal rate of return on its initial investment. There is an aggregate amount of 14,700 options authorized under this plan. As of December 31, 2009 and 2008, granted options totaled 14,180 and 10,973, respectively. No compensation expense related to the options granted will be recognized until the vesting conditions have been met.

Note 12—Income Taxes

  The components of the income tax provision included in the consolidated statement of operations are all attributable to continuing operations and are detailed as follows:

	2009	2008
Current income tax expense	$4,186,000	$644,600
Deferred income tax expense	881,000	714,400
Penalties and interest	35,000	—

Total income tax expense	$5,102,000	$1,359,000

  A reconciliation of the provision for income taxes to income taxes computed by applying the statutory United States federal rate to income before taxes is as follows:

	2009	2008
Income tax expense computed at 34% of pretax income	$3,605,000	$712,000
Effect of nondeductible expenses	29,000	9,000
Effect of nondeductible losses from foreign subsidiaries	760,000	357,000
State tax expense	867,000	157,000
Other	(159,000)	124,000

Total income tax expense	$5,102,000	$1,359,000

  The details of the net deferred tax asset (liability) are as follows:

	2009	2008
Total deferred tax liabilities	$(2,354,000)	$(2,111,000)
Total deferred tax assets	2,438,000	1,404,000

Net deferred tax asset (liability)	$84,000	$(707,000)

  Deferred tax liabilities result principally from the use of accelerated methods of depreciation for tax purposes and the amortization of certain intangible assets for tax purposes over a shorter period than for book purposes. Deferred tax assets result from recognition of expenses for financial reporting purposes that are not deductible for tax purposes until paid. Realization of a major portion of the deferred tax assets is dependent upon gathering sufficient taxable income in future periods. No valuation allowance has been recognized for the deferred tax assets.

  Uncertain Tax Positions

  The Company files income tax returns in the U.S. federal jurisdiction along with Pennsylvania, South Carolina, the United Kingdom, and France. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before December 31, 2006.

  The Company adopted a new accounting standards related to the accounting for uncertainty in income taxes as of January 1, 2009. The new accounting standard clarifies the guidance for the recognition and measurement of income tax benefits related to uncertain tax positions.

  As a result of the adoption of the new standard, the Company recognized an increase in the liability for unrecognized tax benefits totaling approximately $174,000, which was accounted for as a reduction to retained earnings as of January 1, 2009. Included in this amount is approximately $23,000 of interest and penalties.

Note 13—Warranties

  The Company provides unconditional repair or replacement warranties on its products. The Company recognizes warranty obligations at the time products are sold based on historical rates of warranty claims and estimated current costs of repair or replacement. Following is a reconciliation of the Company's aggregate warranty obligation for the years ended December 31, 2009 and 2008:

	2009	2008
Balance—Beginning of year	$300,710	$200,000
Warranty claims	(317,194)	(199,076)
Warranty obligations recognized	566,959	299,786

Balance—End of year	$550,475	$300,710

Note 14—Related Party Transactions

  The Company incurred approximately $440,000 and $344,000 of management fees and expenses to certain common and preferred stockholders in 2009 and 2008, respectively. Additionally, the Company incurred approximately $196,000 and $213,000 of legal fees to a certain common and preferred stockholder in 2009 and 2008, respectively. Included in interest expense is related party interest of approximately $813,000 and $721,000 for 2009 and 2008, respectively.

Note 15—Fair Value Measurements

  Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provides a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

  The following tables present information about the Company's assets and liabilities measured at fair value on a recurring basis at December 31, 2009, and the valuation techniques used by the Company to determine those fair values.

  In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

  Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

  Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management's own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset. Significant Level 3 inputs include the present value of estimated cash flows.

  In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

  The fair value of the interest rate derivative is determined using an income model based on the disparity between variable and fixed interest rates, the principal outstanding under the related note payable, yield curves, and other information readily available in the market.

Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2009

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Liabilities—Derivative financial instruments	$—	$132,390	$—	$132,390

Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Liabilities—Derivative financial instruments	$—	$227,427	$—	$227,427

To the Board of Directors and Stockholders
Gichner Holdings, Inc. and Subsidiaries

We have audited the consolidated financial statements Gichner Holdings, Inc. and Subsidiaries as of December 31, 2009. Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating balance sheet and statement of operations are presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies and are not a required part of the basic consolidated financial statements. The consolidating information has been subjected to the procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Plante & Moran, PLLC

March 24, 2010

Gichner Holdings, Inc. and Subsidiaries
Consolidating Balance Sheet
December 31, 2009

	Gichner Holdings, Inc.	Gichner Systems Group, Inc.	Gichner Systems International, Inc.	Dallastown Realty I, LLC	Charelston Marine Container, Inc.	Eliminations	Total
Assets
Current Assets
Cash and cash equivalents	$—	$5,763,941	$23,798	$—	$119,375	$—	$5,907,114
Accounts receivable:
Trade	—	9,037,742	—	—	10,611,463	—	19,649,205
Unbilled	—	723,187	634,609	—	—	—	1,357,796
Inventories	—	5,810,062	—	—	13,830,922	—	19,640,984
Costs and estimated earnings in excess of billings	—	3,508,983	193,367	—	59,801	—	3,762,151
Intercompany receivable	—	1,354,471	—	1,997,162	2,919,805	(6,271,438)	—
Prepaid expenses and other current assets:
Prepaid expenses and other current assets	—	541,735	80,879	—	3,009,323	—	3,631,937
Deferred tax assets	—	883,000	—	—	491,000	—	1,374,000

Total current assets	—	27,623,121	932,653	1,997,162	31,041,689	(6,271,438)	55,323,187
Property and Equipment—Net	—	10,256,078	—	6,223,906	489,604	—	16,969,588
Goodwill	—	1,263,013	—	—	—	—	1,263,013
Intangible Assets	—	3,317,991	—	—	—	—	3,317,991
Investment in Subsidiary	27,136,754	—	—	—	—	(27,136,754)	—
Other Assets
Restricted cash	—	534,061	—	—	—	—	534,061
Deferred tax assets	—	—	—	—	561,000	(561,000)	—
Deferred financing costs	—	309,424	—	—	—	—	309,424

Total other assets	—	843,485	—	—	561,000	(561,000)	843,485

Total assets	$27,136,754	$43,303,688	$932,653	$8,221,068	$32,092,293	$(33,969,192)	$77,717,264

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$—	$5,121,475	$—	$—	$11,046,079	$—	$16,167,554
Current portion of long-term debt	—	2,614,853	—	—	—	—	2,614,853
Intercompany payable	—	4,916,967	1,354,471	—	—	(6,271,438)	—
Billings in excess of costs and estimated earnings	—	1,763,409	—	—	4,509,507	—	6,272,916
Accrued and other current liabilities	—	4,558,570	263,156	—	3,418,647	—	8,240,373

Total current liabilities	—	18,975,274	1,617,627	—	18,974,233	(6,271,438)	33,295,696
Long-term Debt—Net of current portion	—	14,623,889	—	—	—	—	14,623,889
Other Long-term Liabilities
Deferred tax liabilities	—	1,851,000	—	—	—	(561,000)	1,290,000
Other long-term liabilities	—	1,370,925	—	—	—	—	1,370,925

Total liabilities	—	36,821,088	1,617,627	—	18,974,233	(6,832,438)	50,580,510
Stockholders' Equity	27,136,754	6,482,600	(684,974)	8,221,068	13,118,060	(27,136,754)	27,136,754

Total liabilities and stockholders' equity	$27,136,754	$43,303,688	$932,653	$8,221,068	$32,092,293	$(33,969,192)	$77,717,264

Gichner Holdings, Inc. and Subsidiaries
Consolidating Statement of Operations
Year Ended December 31, 2009

	Gichner Holdings, Inc.	Gichner Systems Group, Inc.	Gichner Systems International, Inc.	Dallastown Realty I, LLC	Charelston Marine Container, Inc.	Eliminations	Total
Net Sales	$—	$81,946,504	$—	$859,800	$65,177,077	$(859,800)	$147,123,581
Cost of Sales	—	67,809,027	750,702	—	54,657,683	(824,806)	122,392,606

Gross Profit	—	14,137,477	(750,702)	859,800	10,519,394	(34,994)	24,730,975
Operating Expenses	—	7,943,183	8,638	118,150	4,552,477	(34,994)	12,587,454

Operating Income (Loss)	—	6,194,294	(759,340)	741,650	5,966,917	—	12,143,521
Nonoperating Income (Expenses)
Interest income	—	19,861	—	—	6,521	—	26,382
Interest expense	—	(1,559,917)	—	—	—	—	(1,559,917)
Earnings from consolidated subsidiaries	7,172,760	—	—	—	—	(7,172,760)	—
Other expense—Net	—	(6,832)	(598)	—	204	—	(7,226)

Total nonoperating income (expenses)	7,172,760	(1,546,888)	(598)	—	6,725	(7,172,760)	(1,540,761)

Income (Loss)—Before income taxes and extraordinary item	7,172,760	4,647,406	(759,938)	741,650	5,973,642	(7,172,760)	10,602,760
Income Tax Expense	—	1,986,000	—	4,000	3,112,000	—	5,102,000

Income (Loss)—Before extraordinary item	7,172,760	2,661,406	(759,938)	737,650	2,861,642	(7,172,760)	5,500,760
Extraordinary Item—Gain on CMCI acquisition	—	—	—	—	1,672,000	—	1,672,000

Net Income (Loss)	$7,172,760	$2,661,406	$(759,938)	$737,650	$4,533,642	$(7,172,760)	$7,172,760

Independent Auditor's Report

To the Board of Directors and Stockholders
Gichner Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Gichner Holdings, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from August 22, 2007 (post acquisition) through December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gichner Holdings, Inc. and Subsidiaries at December 31, 2007 and the consolidated results of its operations, changes in stockholders' equity, and cash flows for the period from August 22, 2007 (post acquisition) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

April 4, 2008

Gichner Holdings, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2007

Assets
Current Assets
Cash and cash equivalents	$497,710
Accounts receivable:
Trade	6,209,910
Unbilled (Note 4)	535,637
Inventories (Note 3)	4,522,780
Costs and estimated earnings in excess of billings (Note 4)	3,552,430
Prepaid expenses and other current assets:
Prepaid expenses	1,387,994
Deferred tax recovery (Note 12)	378,400

Total current assets	17,084,861
Property and Equipment—Net (Note 5)	17,518,589
Goodwill (Note 2)	1,263,013
Intangible Assets (Notes 2 and 6)	4,213,335
Other Assets
Restricted cash	768,889
Deferred financing costs	506,353

Total assets	$41,355,040

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$3,295,538
Current portion of long-term debt (Note 8)	1,074,675
Billings in excess of costs and estimated earnings (Note 4)	972,411
Accrued and other current liabilities (Note 11)	3,942,412

Total current liabilities	9,285,036
Long-term Debt—Net of current portion (Note 8)	18,675,325
Other Long-term Liabilities
Deferred tax liabilities (Note 12)	371,000
Other long-term liabilities (Note 11)	501,006
Stockholders' Equity (Note 10)	12,522,673

Total liabilities and stockholders' equity	$41,355,040

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Consolidated Statement of Operations
Period from August 22, 2007 (post acquisition) through December 31, 2007

Net Sales	$20,281,980
Cost of Sales	16,254,549

Gross Profit	4,027,431
Operating Expenses	2,406,913

Operating Income	1,620,518
Nonoperating Income (Expenses)
Interest income	18,067
Interest expense	(830,835)
Management fees	(137,601)
Other expense	(10,640)

Total nonoperating expenses	(961,009)

Income—Before income taxes	659,509
Income Tax Expense (Note 12)	252,800

Net Income	$406,709

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
Period from August 22, 2007 (post acquisition) through December 31, 2007

	Common Stock	Preferred Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance—August 22, 2007 (post acquisition)	$1,131	$109	$12,114,724	$—	$12,115,964
Net income	—	—	—	406,709	406,709

Balance—December 31, 2007	$1,131	$109	$12,114,724	$406,709	$12,522,673

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Period from August 22, 2007 (post acquisition) through December 31, 2007

Cash Flows from Operating Activities
Net income	$406,709
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	542,604
Amortization of intangible assets	160,043
Amortization of deferred financing costs	35,201
PIK interest	106,853
Interest rate swap	55,571
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(2,110,107)
Unbilled accounts receivable	(409,485)
Inventory	242,429
Costs and earnings in excess of billings	398,706
Prepaid expenses and other assets	(584,133)
Accounts payable	(93,742)
Billings in excess of costs and earnings	580,262
Accrued and other liabilities	920,428

Net cash provided by operating activities	251,339
Cash Flows from Investing Activities—Purchase of property and equipment	(190,958)
Cash Flows from Financing Activities—Net reduction on line of credit	(127,869)

Net Decrease in Cash and Cash Equivalents	(67,488)
Cash and Cash Equivalents—Beginning of period	565,198

Cash and Cash Equivalents—End of period	$497,710

Supplemental Cash Flow Information—Cash paid for
Interest	$643,884
Taxes	64,000

See Notes to Consolidated Financial Statements.

Gichner Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2007

Note 1—Nature of Business and Significant Accounting Policies

  Gichner Holdings, Inc. and Subsidiaries (the "Company") design, manufacture, and integrate tactical shelters and related products for military applications. The Company operates primarily in Dallastown, Pennsylvania.

  Reporting Period—As disclosed in Note 2, on August 22, 2007, the Company acquired substantially all of the assets and assumed certain liabilities of Gichner Systems Group, LLC and affiliates. The accompanying consolidated statements of operations, stockholders' equity, and cash flows present the activities of the Company for the period beginning August 22, 2007 (post acquisition) through December 31, 2007.

  Principles of Consolidation—The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP) and reports the Company's financial position and results of operations subsequent to the business acquisition discussed in Note 2. The accompanying consolidated financial statements include the accounts of Gichner Holdings, Inc. and its wholly owned subsidiaries, Dallastown Realty I, LLC (including its wholly owned subsidiary, Dallastown Realty II, LLC) and Gichner Systems Group, Inc. (including its wholly owned subsidiary, Gichner Systems International, Inc.). All material intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents—The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

  Trade Accounts Receivable—Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. In addition, a general valuation allowance is established for other accounts receivable based on historical loss experience. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts as of December 31, 2007 was $15,000.

  Credit Risk and Major Customers—Sales are predominantly to the United States government and government contractors. The Company extends trade credit to its customers on terms that are generally practiced in the industry. Three major customers, one of which is the United States government, accounted for approximately 65 percent of accounts receivable and net sales as of and for the period ended December 31, 2007.

  Inventory—Inventory is stated at the lower of cost or market using the average cost method of inventory costing. Individual job costs are accumulated in work-in-progress inventory until the product is shipped and then charged to cost of sales. For certain contracts, progress billings to customers are recorded as a contra inventory when paid. Generally, the Company's operating cycle covers a 12-month period. However, some inventories are liquidated over longer periods. For financial reporting purposes, all inventories are classified in current assets.

  Property and Equipment—Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

  Goodwill—The recorded amounts of goodwill from the business combination are based on management's best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment. No impairment charge was recognized in the period ended December 31, 2007. It is reasonably possible that management's estimates of the carrying amount of goodwill will change in the near term.

  Intangible Assets—Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

  Restricted Cash—Under the terms of an escrow agreement in connection with the business acquisition, the Company maintains an escrow account to be used for contingent environmental liabilities (as described in the escrow agreement). At December 31, 2007, $300,000 of restricted cash is held for that purpose. The escrow agreement expires in August 2010. In addition, the Company is required to keep $466,000 on deposit with a bank as security for a letter of credit in that amount which the bank has issued for the Company in order to guarantee fulfillment of a project with a foreign customer. These amounts are included in noncurrent other assets on the consolidated balance sheet.

  Deferred Finance Charges—Deferred financing costs of approximately $542,000 are amortized over the terms of the related debt agreements using the straight-line method and are included in noncurrent other assets on the consolidated balance sheet. Amortization of the debt issuance costs was approximately $35,000 for the period ended December 31, 2007.

  Warranties—The Company records a liability for estimated costs to be incurred under its limited warranty policy when revenue is recognized. The warranty reserve is estimated based upon number of units sold and the Company's historical and anticipated rates of claims. As of December 31, 2007, the accrual for warranties is $200,000 and is included in accrued and other current liabilities on the consolidated balance sheet. Total warranty expense for the period ended December 31, 2007 was approximately $92,000, which represented the total warranty claims and warranty obligations recognized during the period.

  Revenues and Cost Recognition—The Company provides contract services under time-and-material, cost-plus-fixed-fee, and fixed-price contracts. Revenue is recorded at the time services are completed or when products are shipped. For long-term contracts, revenues are recorded on the percentage-of-completion method. Revenues and gross profit are recognized as work is performed, primarily at the time deliveries are made or accepted, or based on the relationship between actual costs incurred and total estimated costs at completion. Revenues and gross profits are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified.

  Differences between recorded costs and estimated earnings and final billings are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as a current asset. Billings in excess of costs on uncompleted contracts are recorded as current liabilities. Generally, contracts provide for the billing of costs incurred and estimated earnings either periodically or based on certain milestones achieved. Additionally, unbilled receivables represents costs incurred that have been earned but not yet billed and collected from the customer. Billings are prepared in accordance with terms of the customer agreement.

  Due to inherent limitations in the estimation process, including changes in job performance, job conditions, and estimated profitability, it is at least reasonably possible that, in the near term, the Company will revise its cost and profit estimates related to contracts in progress.

  Income Taxes—A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting.

  Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Accounting for Uncertainty in Income Taxes (FIN 48)—In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the guidance for the recognition and measurement of income tax benefits related to uncertain tax positions in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 will be effective for the fiscal year beginning January 1, 2008. The Company is currently assessing the impact this interpretation will have on its consolidated financial statements.

Note 2—Business Acquisition

  On August 22, 2007, the Company acquired substantially all of the assets and assumed certain liabilities of Gichner Systems Group, LLC and affiliates in a business combination accounted for using the purchase method of accounting. Gichner Systems Group designed, manufactured, and integrated tactical shelters and related products for military applications. The total purchase price was approximately $32 million, including related financing charges and fees. The purchase was funded primarily through senior and subordinated debt totaling approximately $20 million and equity contributions totaling approximately $12 million.

  The following table summarizes the estimated fair market value of the assets acquired and liabilities assumed:

Accounts receivable	$4,225,955
Inventories	8,716,345
Other current assets	2,516,348
Property and equipment	17,870,235
Intangible assets	4,373,378
Other long-term assets	541,554
Goodwill	1,263,013
Accounts payable	(3,389,280)
Accrued and other liabilities	(3,922,869)

Net assets acquired	$32,194,679

  All of the goodwill recognized in connection with the business acquisition is anticipated to be deductible for tax purposes.

Note 3—Inventory

  Inventory at December 31, 2007 consists of the following:

Raw materials	$3,302,760
Work in progress	764,656
Finished goods	455,364

Total inventory	$4,522,780

Note 4—Contracts in Progress

  Costs and estimated earnings on contracts in progress at December 31, 2007 are as follows:

Costs incurred on uncompleted contracts	$37,699,639
Estimated earnings	3,098,382

Total	40,798,021
Less billings to date	37,682,365

Net	$3,115,656

Balance sheet classification:
Unbilled accounts receivable	$535,637
Costs in excess of billings	3,552,430
Billings in excess of costs	(972,411)

Net	$3,115,656

Note 5—Property and Equipment

  Property and equipment at December 31, 2007 is summarized as follows:

	Amount	Depreciable Life—Years
Land	$1,875,000	—
Buildings	4,625,000	40
Machinery and equipment	9,659,793	7-10
Transportation equipment	25,030	5
Furniture and fixtures	677,858	3-5
Computer equipment and software	1,190,336	3-5
Leasehold improvements	8,176	5-20

Total cost	18,061,193
Accumulated depreciation	542,604

Net property and equipment	$17,518,589

  Depreciation expense was approximately $542,000 for the period ended December 31, 2007.

Note 6—Acquired Intangible Assets

  Intangible assets of the Company at December 31, 2007 are summarized as follows:

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Technical library	$1,940,000	$69,355
Trademarks and tradenames	884,278	21,075
Customer relationships and customer-related intangibles	678,000	24,239
Process manuals	473,000	16,910
Noncompete agreements	398,100	28,464

Total	$4,373,378	$160,043

  Amortization expense for intangible assets totaled approximately $160,000 for the period ended December 31, 2007. The intangible assets have an overall weighted average life of 10 years (10 years for the technical library, customer related intangibles, and process manuals, 15 years for the trademarks and tradenames, and five years for the noncompete agreements).

  Estimated amortization for the intangible assets for each of the next five years ending December 31 are as follows:

2008	$447,672
2009	447,672
2010	447,672
2011	447,672
2012	419,208

Note 7—Operating Leases

  The Company is obligated under operating leases primarily for office space and forklifts, expiring at various dates through April 2012. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs.

  Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2008	$183,012
2009	71,639
2010	70,059
2011	64,714
2012	1,972

Total	$391,396

  Rent expense was $79,000 for the period ended December 31, 2007.

Note 8—Line of Credit and Long-term Debt

  Debt at December 31, 2007 is as follows:

Term Loan A, payable to a bank beginning with monthly interest-only payments for the first six months followed by monthly principal installments ranging from $15,681 to $25,360, plus interest through July 25, 2014. The balance of the loan is due on August 22, 2014. Interest (6.85 percent at December 31, 2007) is at LIBOR plus a margin. The Company has entered into an agreement with a financial institution which provides for a cap on the LIBOR rate at 6.5 percent and a floor of 3.5 percent plus a margin (as defined in the agreement). The note is collateralized by a security interest in all assets of the Company

$5,250,000

Term Note B, payable to a bank beginning with monthly interest-only payments for the first six months followed by monthly principal installments ranging from $50,000 to $150,000, plus interest through July 25, 2014. The balance of the loan is due on August 22, 2014. Interest (7.85 percent at December 31, 2007) is at LIBOR plus a margin. In addition to the regularly scheduled payments as identified above, the Company is required to make annual payments of principal equal to 25 percent of the Company's excess cash flow, as defined, until the loan has been paid in full. The note is collateralized by a security interest in all assets of the Company

8,700,000

Subordinated notes payable to stockholders with a combined face value of $5,800,000. Principal is due in full on January 22, 2013. Interest accrues on the outstanding principal at a rate of 12 percent, plus additional interest of 5 percent ("PIK" interest). The Company has accrued approximately $107,000 of PIK interest which is due on January 22, 2013 and is included in other long-term liabilities. These notes are subordinated to the bank borrowings and are uncollateralized	5,800,000

Total	19,750,000
Less current portion	1,074,675

Long-term portion	$18,675,325

  The balance of the above debt matures as follows and includes an additional payment in 2008 of $318,061 relating to the excess cash flow requirement.

2008	$1,074,675
2009	1,101,037
2010	1,317,853
2011	1,736,075
2012	1,855,822
Thereafter	12,664,538

Total	$19,750,000

  The Company also has a line of credit facility with a bank that provides for $7,000,000, subject to availability as determined by a formula in the agreement, which expires in August 2012. Up to $5,000,000 of the facility is available for letters of credit. The facility is collateralized by a security interest in all assets of the Company and carries a fee on the unused portion. Interest (6.6 percent at December 31, 2007) is payable monthly. There was no outstanding balance on the line of credit as of December 31, 2007.

  Under the agreements with the bank, the Company is subject to various financial covenants, including fixed charge coverage and leverage.

  The Company has an outstanding, unused letter of credit from a bank in the amount of approximately $466,000 available and expiring on February 17, 2009 to guarantee fulfillment of a project with a foreign customer. The letter of credit is guaranteed by restricted cash that is required to be kept on hand at a bank.

  Total interest expense for the period ended December 31, 2007 was approximately $775,000 and includes related party interest of $363,000.

  The Company has entered into an interest rate swap agreement in connection with the Company's Term Loan A (as described above) which provides for a cap on the LIBOR at 6.5 percent and a floor of 3.5 percent plus a margin (as defined in the agreement). This interest rate swap is recognized in the accompanying consolidated balance sheet at fair value. Changes in the fair value of the interest rate swap are recognized in other income (expense). Realized gains and losses are recognized as a component of interest expense and net realized losses totaling approximately $56,000 for the period ended December 31, 2007 have been recognized.

Note 9—Retirement Plans

  The Company sponsors a defined contribution 401(k) and profit-sharing plan. Eligible employees may defer up to 75 percent of their compensation, subject to the maximum amount allowable by the Internal Revenue Service. The Company makes a matching contribution and may make an additional profit-sharing contribution, both subject to limitations. The Company contributed approximately $76,000 for the period ended December 31, 2007 to the plan.

Note 10—Common and Preferred Stock

  All common and preferred stock is subject to the terms of a security holders agreement, which contains certain covenants and restrictions on the ability to transfer shares. The security holders agreement contains provisions for elective purchases of shares by the Company or other stockholders under certain circumstances.

  The Company has 239,131 shares of authorized voting common stock with a par value of $.01 per share. As of December 31, 2007, there were 113,125 shares issued and outstanding.

  The Company has 10,869 shares of authorized Series A preferred stock with a par value of $.01 per share with an original issue price of $1,000 per share as of December 31, 2007. All 10,869 authorized shares were issued in connection with the business acquisition. Series A shares are senior in ranking to common shares with respect to rights to dividends, liquidation, winding up, and dissolution and are senior to all classes and series of stock of the Company issued in the future.

  More specifically, the Series A preferred stockholders have the following rights: (1) cumulative dividends on each share of Series A preferred stock shall accrue at the rate of 11 percent per annum of the original issue price; such dividends shall not be paid in cash until September 30, 2008, (2) priority over the common stockholders in a liquidity event, as defined, and (3) more preferential voting rights.

  At December 31, 2007, the amount of unpaid dividends on the 11 percent cumulative preferred stock was approximately $427,000.

Note 11—Contingencies

  The Company is partially self-insured for employee medical and dental benefits. The Company has obtained various levels of stop-loss coverage related to this matter. At December 31, 2007, the Company has accrued $300,000 for known claims and estimated claims incurred but not reported.

  An environmental investigation in a prior year disclosed the presence of potential contamination of the ground water, surface water, and/or soil at one of the Company's facilities. At December 31, 2007, the Company has accrued $300,000 for any potential obligation relating to this matter. In connection with the business acquisition, an escrow fund of the same amount has been established to indemnify the Company against this environmental contingency. Additionally, the Company is named as a potentially responsible party for disposing hazardous waste at incinerator sites in South Carolina and New York that have been assessed as being environmentally contaminated. In the opinion of management, these matters will not have a material adverse effect on the Company's financial position or results of operations.

  In addition, in the normal course of business, the Company is subject to lawsuits and other legal matters. In the opinion of management, these matters will not have a material adverse effect on the Company's financial position or results of operations.

Note 12—Income Taxes

  The components of the income tax provision included in the consolidated statement of operations are all attributable to continuing operations and are detailed as follows:

Current income tax expense	$260,200
Deferred income tax recovery	(7,400)

Total income tax expense	$252,800

  The details of the deferred tax asset are as follows:

Total deferred tax liabilities	$(371,000)
Total deferred tax assets	378,400

Net deferred tax asset	$7,400

  Deferred tax liabilities result principally from accelerated methods of depreciation and the deduction of certain intangible assets for tax purposes using a shorter method than for book purposes. Deferred tax assets result from recognition of expenses for financial reporting purposes that are not deductible for tax purposes until paid. Realization of a major portion of the deferred tax assets is dependent upon generating sufficient taxable income.

Note 13—Related Party Transactions

  The Company incurred approximately $137,000 of management fees to certain common and preferred stockholders for the period ended December 31, 2007. Additionally, the Company incurred approximately $164,000 of legal fees to a certain common and preferred stockholder for the period ended December 31, 2007.

To the Board of Directors and Stockholders
Gichner Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Gichner Holdings, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from August 22, 2007 (post acquisition) through December 31, 2007. Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating balance sheet and statement of operations are presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies and are not a required part of the basic consolidated financial statements. The consolidating information has been subjected to the procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Plante & Moran, PLLC

April 4, 2008

Gichner Holdings, Inc. and Subsidiaries
Consolidating Balance Sheet
December 31, 2007

	Gichner Holdings, Inc.	Gichner Systems Group, Inc.	Gichner Systems International, Inc.	Dallastown Realty I, LLC	Eliminations	Total
Assets
Current Assets
Cash and cash equivalents	$—	$459,370	$38,340	$—	$—	$497,710
Accounts receivable:
Trade	—	5,575,301	634,609	—	—	6,209,910
Unbilled	—	535,637	—	—	—	535,637
Inventories	—	4,477,876	44,904	—	—	4,522,780
Costs and estimated earnings in excess of billings	—	3,552,430	—	—	—	3,552,430
Intercompany receivable	—	216,068	—	307,402	(523,470)	—
Prepaid expenses and other current assets:
Prepaid expenses	—	702,437	685,557	—	—	1,387,994
Deferred tax recovery	—	378,400	—	—	—	378,400

Total current assets	—	15,897,519	1,403,410	307,402	(523,470)	17,084,861
Property and Equipment—Net	—	11,010,990	49,516	6,458,083	—	17,518,589
Goodwill	—	1,263,013	—	—	—	1,263,013
Intangible Assets	—	4,213,335	—	—	—	4,213,335
Investment in Subsidiary	12,522,673	—	—	—	(12,522,673)	—
Other Assets
Restricted cash	—	768,889	—	—	—	768,889
Deferred financing costs	—	506,353	—	—	—	506,353

Total other assets	—	1,275,242	—	—	—	1,275,242

Total assets	$12,522,673	$33,660,099	$1,452,926	$6,765,485	$(13,046,143)	$41,355,040

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$—	$3,291,538	$4,000	$—	$—	$3,295,538
Current portion of long-term debt	—	1,074,675	—	—	—	1,074,675
Intercompany payable	—	307,402	216,068	—	(523,470)	—
Billings in excess of costs and estimated earnings	—	972,411	—	—	—	972,411
Accrued and other current liabilities	—	3,818,617	108,795	15,000	—	3,942,412

Total current liabilities	—	9,464,643	328,863	15,000	(523,470)	9,285,036
Long-term Debt—Net of current portion	—	18,675,325	—	—	—	18,675,325
Other Long-term Liabilities
Deferred tax liabilities	—	371,000	—	—	—	371,000
Other long-term liabilities	—	501,006	—	—	—	501,006

Total liabilities	—	29,011,974	328,863	15,000	(523,470)	28,832,367
Stockholders' Equity	12,522,673	4,648,125	1,124,063	6,750,485	(12,522,673)	12,522,673

Total liabilities and stockholders' equity	$12,522,673	$33,660,099	$1,452,926	$6,765,485	$(13,046,143)	$41,355,040

Gichner Holdings, Inc. and Subsidiaries
Consolidating Statement of Operations
Period From August 22, 2007 (post acquisition) through December 31, 2007

	Gichner Holdings, Inc.	Gichner Systems Group, Inc.	Gichner Systems International, Inc.	Dallastown Realty I, LLC	Eliminations	Total
Sales	$—	$20,281,980	$—	$307,402	$(307,402)	$20,281,980
Cost of Sales	—	16,549,439	—	—	(294,890)	16,254,549

Gross Profit	—	3,732,541	—	307,402	(12,512)	4,027,431
Operating Expenses	—	2,140,944	236,564	41,917	(12,512)	2,406,913

Operating Income (Loss)	—	1,591,597	(236,564)	265,485	—	1,620,518
Nonoperating Income (Expenses)
Interest income	—	18,067	—	—	—	18,067
Interest expense	—	(830,835)	—	—	—	(830,835)
Management fees	—	(137,601)	—	—	—	(137,601)
Earnings from consolidated subsidiaries	406,709	—	—	—	(406,709)	—
Other expense	—	(13,315)	2,675	—	—	(10,640)

Total nonoperating income (expenses)	406,709	(963,684)	2,675	—	(406,709)	(961,009)

Income (Loss)—Before income taxes	406,709	627,913	(233,889)	265,485	(406,709)	659,509
Income Tax Expense (Benefit)	—	333,182	(95,382)	15,000	—	252,800

Net Income (Loss)	$406,709	$294,731	$(138,507)	$250,485	$(406,709)	$406,709

Independent Auditor's Report

To the Board of Directors
Gichner Systems Group, LLC and Related Entities

We have audited the accompanying combined balance sheet of Gichner Systems Group, LLC and Related Entities (the "Company") as of August 22, 2007 and the related combined statements of operations, changes in equity, and cash flows for the period from January 1, 2007 through August 22, 2007. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Gichner Systems Group, LLC and Related Entities at August 22, 2007 and the combined results of their operations and their cash flows for the period from January 1, 2007 through August 22, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

April 26, 2010

Gichner Systems Group, LLC and Related Entities
Combined Balance Sheet
August 22, 2007

Assets
Current Assets
Cash and cash equivalents	$1,315,198
Accounts receivable:
Trade	3,465,194
Unbilled (Note 3)	760,761
Inventory (Note 2)	4,737,620
Costs and estimated earnings in excess of billings (Note 3)	4,387,875
Prepaid expenses and other current assets	651,360

Total current assets	15,318,008
Property and Equipment—Net (Note 4)	9,987,634
Goodwill	9,495,384
Intangible Assets (Note 5)	902,125

Total assets	$35,703,151

Liabilities and Equity
Current Liabilities
Trade accounts payable	$3,389,279
Billings in excess of costs (Note 3)	801,299
Accrued and other current liabilities (Notes 8 and 9)	3,474,796

Total current liabilities	7,665,374
Other Long-term Liabilities	82,798
Total Equity (Note 11)	27,954,979

Total liabilities and equity	$35,703,151

See Notes to Combined Financial Statements.

Gichner Systems Group, LLC and Related Entities
Combined Statement of Operations
Period from January 1, 2007 through August 22, 2007

Net Sales	$28,350,280
Cost of Sales	23,464,225

Gross Profit	4,886,055
Operating Expenses
Selling, general, and administrative	4,387,821
Impairment—Goodwill	8,000,000

Total operating expenses	12,387,821

Operating Loss	(7,501,766)
Interest Expense	(268,056)

Net Loss	$(7,769,822)

See Notes to Combined Financial Statements.

Gichner Systems Group, LLC and Related Entities
Combined Statement of Changes in Equity
Period from January 1, 2007 through August 22, 2007

	Gichner Europe France, s.a.r.l.			Gichner Europe, Ltd.			Gichner Systems Group, LLC	Dallastown Realty II, LLC
	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Members' Interest	Members' Interest	Total
Balance—January 1, 2007	$10,109	$—	$(722,932)	$1,600	$398,400	$(599,214)	$32,383,578	$(743,273)	$30,728,268
Net loss	—	—	(527,200)	—	—	(1,249,938)	(5,144,364)	(848,320)	(7,769,822)
Conversion of related party debt to equity (Note 12)	—	1,300,071	—	—	2,021,272	—	(4,341,111)	6,016,301	4,996,533

Balance—August 22, 2007	$10,109	$1,300,071	$(1,250,132)	$1,600	$2,419,672	$(1,849,152)	$22,898,103	$4,424,708	$27,954,979

See Notes to Combined Financial Statements.

Gichner Systems Group, LLC and Related Entities
Combined Statement of Cash Flows
Period from January 1, 2007 through August 22, 2007

Cash Flows from Operating Activities
Net loss	$(7,769,822)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	513,126
Amortization of intangible assets	91,166
Impairment of goodwill	8,000,000
Loss on sale of property and equipment	6,391
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	494,857
Unbilled accounts receivable	(126,152)
Inventory	2,647,840
Costs and estimated earnings in excess of billings	(4,315,566)
Prepaid expenses and other assets	1,137,611
Accounts payable	1,672,777
Billings in excess of costs	(1,155,792)
Accrued and other liabilities	207,234

Net cash provided by operating activities	1,403,670
Cash Flows from Investing Activities—Purchase of property and equipment	(1,196,006)

Net Increase in Cash and Cash Equivalents	207,664
Cash and Cash Equivalents—Beginning of period	1,107,534

Cash and Cash Equivalents—End of period	$1,315,198

Supplemental Cash Flow Information—Significant noncash financing transactions—Conversion of related party debt to equity	$4,996,533

See Notes to Combined Financial Statements.

Note 1—Nature of Business and Significant Accounting Policies

  Gichner Systems Group, LLC and Related Entities (collectively, the "Company") design, manufacture, and integrate tactical shelters and intermodal equipment for military and commercial applications. The Company operates primarily in Dallastown, Pennsylvania.

  Principles of Combination—The accompanying combined financial statements include the accounts of the following entities, all of which are under common ownership: Gichner Systems Group, LLC, Gichner Europe France, s.a.r.l., Gichner Europe, Ltd., and Dallastown Realty II, LLC. All material intercompany accounts and transactions have been eliminated in combination.

  Gichner Systems Group, LLC is a wholly owned subsidiary of Vidalia Gichner Holdings, Inc. Gichner Europe France, s.a.r.l. and Gichner Europe, Ltd. are wholly owned subsidiaries of Gichner Systems Group, LLC. Dallastown Realty II, LLC is a wholly owned subsidiary of Dallastown Realty I, LLC.

  Reporting Period—On August 22, 2007, substanially all assets and liabilities of the Company were sold to an unrelated third party. The accompanying combined statements of operations, changes in equity, and cash flows present the activities of the Company for the period beginning January 1, 2007 through the date of sale.

  Cash and Cash Equivalents—The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

  Trade Accounts Receivable—Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. In addition, a general valuation allowance is established for other accounts receivable based on historical loss experience. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts as of August 22, 2007 was $15,000.

  Major Customers—Sales are predominantly to various agencies and military branches of the United States government and to government contractors. The Company extends trade credit to its customers on terms that are generally practiced in the industry. Three major customers, one of which is the United States government, accounted for approximately 55 percent of sales during the period. These same customers accounted for approximately 75 percent of accounts receivable at August 22, 2007.

  Inventory—Inventory is stated at the lower of cost or market using the average cost method of inventory costing. For certain contracts, progress billings to customers are recorded as a contra inventory when paid.

  Property and Equipment—Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

  Goodwill—The recorded amounts of goodwill from prior business combinations are based on management's best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment. The annual goodwill impairment test on April 1, 2007 did not result in a goodwill impairment charge. Goodwill was tested for impairment again in June 2007 based on the parent company's commitment to sell the Company. This subsequent impairment test resulted in an $8 million impairment loss. Fair value was estimated based on the negotiated sales price.

  Intangible Assets—Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

  Warranties—The Company records a liability for estimated costs to be incurred under its limited warranty policy when revenue is recognized. The warranty reserve is estimated based upon number of units sold and the Company's historical and anticipated rates of claims.

  Revenue and Cost Recognition—The Company provides contract services under time-and-material, cost-plus-fixed-fee, and fixed-price contracts relating to the manufacture of products. Revenue is recorded at the time services are completed or when products are shipped. For long-term contracts, revenues are recorded on the percentage-of-completion method. Revenues and gross profit are recognized as work is performed, primarily at the time deliveries are made or accepted, or based on the relationship between actual costs incurred and total estimated costs at completion. Revenues and gross profits are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified.

  Differences between recorded costs and estimated earnings and final billings are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as a current asset. Billings in excess of costs on uncompleted contracts are recorded as current liabilities. Generally, contracts provide for the billing of costs incurred and estimated earnings either periodically or based on certain milestones achieved. Additionally, unbilled receivables represent costs incurred that have been earned but not yet billed and collected from the customer. Billings are prepared in accordance with terms of the customer agreement.

  Due to inherent limitations in the estimation process, including changes in job performance, job conditions, and estimated profitability, it is at least reasonably possible that, in the near term, the Company will revise its cost and profit estimates related to contracts in progress.

  Income Taxes—Income taxes have been provided for Gichner Europe France, s.a.r.l. and Gichner Europe, Ltd. A current tax or asset is recognized for the estimated taxes payable or refundable on tax returns for each year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting. The provision for income taxes was not significant in 2007.

  Gichner Systems Group, LLC and Dallastown Realty II, LLC are taxed as partnerships and, as such, and are not subject to U.S. federal income taxes. Instead, the members are responsible for individual federal taxes on their respective shares of taxable income.

  Fair Value of Financial Instruments—Financial instruments consist of cash equivalents, accounts receivable, accounts payable, and debt. The carrying amount of all significant financial instruments approximates fair value due to either the short maturity or the existence of variable interest rates that approximate prevailing market rates.

  Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Subsequent Events—The combined financial statements and related disclosures include evaluation of events up through and including April 26, 2010, which is the date the combined financial statements were available to be issued.

Note 2—Inventory

  Inventory at August 22, 2007 consists of the following:

Raw materials	$3,578,388
Work in progress	680,603
Finished goods	478,629

Total inventory	$4,737,620

Note 3—Contracts in Progress

  Costs and estimated earnings on contracts in progress at August 22, 2007 are as follows:

Costs incurred on uncompleted contracts	$14,319,533
Estimated earnings	1,152,638

Total	15,472,171
Less billings to date	11,124,834

Net	$4,347,337

Combined balance sheet classification:
Unbilled accounts receivable	$760,761
Costs and estimated earnings in excess of billings	4,387,875
Billings in excess of costs	(801,299)

Net	$4,347,337

Note 4—Property and Equipment

  Property and equipment at August 22, 2007 are summarized as follows:

	Amount	Depreciable Life—Years
Land	$470,000	—
Buildings	4,730,000	40
Machinery and equipment	18,713,330	5-10
Furniture and fixtures	2,085,230	3-5
Other	15,538	5-20

Total cost	26,014,098
Accumulated depreciation	16,026,464

Net property and equipment	$9,987,634

  Depreciation expense was approximately $513,000 for the period ending August 22, 2007.

Note 5—Acquired Intangible Assets

  Intangible assets consist solely of a technical library with a gross carrying amount of $5,061,700 and accumulated amortization of $4,159,575.

  Amortization expense related to the technical library was approximately $91,000 for the period ended August 22, 2007. Annual amortization will be approximately $142,000 for each of the next five years. The technical library is being amortized over a period of 15 years.

Note 6—Operating Leases

  The Company is obligated under operating leases primarily for office space and forklifts expiring at various dates through November 2011. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs.

  Future minimum annual commitments under these operating leases are as follows:

Periods Ending August 22	Amount
2008	$171,706
2009	79,862
2010	62,268
2011	72,646

Total	$386,482

  Rent expense was approximately $64,000 for the period ended August 22, 2007.

Note 7—Retirement Plans

  The Company sponsors a defined contribution 401(k) and profit-sharing plan. Eligible employees may defer up to 75 percent of their compensation, subject to the maximum amount allowable by the Internal Revenue Service. The Company makes a matching contribution and may make an additional profit-sharing contribution, both subject to limitations. The Company contributed approximately $153,000 for the period ended August 22, 2007.

Note 8—Health Insurance

  The Company is partially self-insured for employee medical and dental benefits. The Company has obtained various levels of stop-loss coverage related to this matter. At August 22, 2007, the Company has accrued $300,000 for known claims and estimated claims incurred but not reported.

Note 9—Warranties

  The Company provides unconditional repair or replacement warranties on its products. The Company recognizes warranty obligations at the time products are sold based on historical rates of warranty claims and estimated current costs of repair or replacement. Following is a reconciliation of the Company's aggregate warranty obligation for the period ended August 22, 2007:

Balance—January 1, 2007	$200,000
Warranty claims	(47,830)
Warranty obligations recognized	47,830

Balance—August 22, 2007	$200,000

Note 10—Legal Matters

  In the normal course of business, the Company is subject to lawsuits, environmental claims, and other legal matters. In the opinion of management, these matters will not have a material adverse effect on the Company's combined financial position or results of operations.

Note 11—Common Stock

  Common stock consists of 7,500 authorized shares of one euro par value stock for Gichner Europe France, s.a.r.l. and 1,000 shares authorized of one pound par value stock for Gichner Europe, Ltd. As of August 22, 2007, all shares were issued and outstanding.

Note 12—Related Party Transactions

  In anticipation of the sale of the Company's operations on August 22, 2007 (see Note 1), the Company's parent repaid $4,000,000 of mortgage obligations on its behalf in exchange for a note payable. This note payable was subsequently forgiven and reported as additional paid-in capital. In addition, approximately $997,000 of intercompany balances were converted to additional paid-in capital.

  The Company has a revolving line of credit with an entity related through common ownership, which allows for borrowings up to $2,500,000 and is due on demand. The interest is payable quarterly based on the prime rate. The line of credit is collateralized by substantially all assets of the Company. There was no balance outstanding at August 22, 2007.

Gichner Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet

	March 31, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$2,518,034	$5,907,114
Accounts receivable	25,463,748	24,769,152
Inventories	17,154,960	19,640,984
Prepaid expenses and other current assets
Prepaid expenses and other current assets	3,322,075	3,631,937
Deferred tax assets	1,874,000	1,374,000

Total current assets	50,332,817	55,323,187
Property and Equipment—Net	17,174,114	16,969,588
Goodwill	1,263,013	1,263,013
Intangible Assets	3,206,073	3,317,991
Other Assets	759,175	843,485

Total assets	$72,735,192	$77,717,264

Liabilities and Stockholders Equity
Current Liabilities
Trade accounts payable	$12,703,598	$16,167,554
Current portion of long-term debt	2,769,230	2,614,853
Billings in excess of costs and estimated earnings	5,488,230	6,272,916
Other accrued liabilities	10,469,544	8,240,373

Total current liabilities	31,430,602	33,295,696
Long-term Debt—Net of current portion	11,829,843	14,623,889
Other Long-term Liabilities
Deferred tax liabilities	1,129,000	1,290,000
Other long-term liabilities	1,049,322	1,370,925
Stockholders' Equity	27,296,425	27,136,754

Total liabilties and stockholders' equity	$72,735,192	$77,717,264

Gichner Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Three-month Period Ended
	March 31, 2010	March 31, 2009
Net Sales	$49,855,480	$30,201,248
Cost of Sales	41,025,166	24,272,333

Gross Profit	8,830,314	5,928,915
Operating Expenses	3,738,313	2,620,860

Operating Income	5,092,001	3,308,055
Nonoperating Income (Expenses)
Interest income	8,330	4,310
Interest expense	(426,394)	(417,921)
Other expense—Net	(127,109)	(96,827)

Total nonoperating expenses	(545,173)	(510,438)

Income	4,546,828	2,797,617
Income Tax Expense	1,546,000	850,000

Net Income	$3,000,828	$1,947,617

Gichner Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows

	Three-month Period Ended
	March 31, 2010	March 31, 2009
Cash Flows from Operating Activities
Net income	$3,000,828	$1,947,617
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	480,000	435,000
Amortization of intangible assets	111,918	111,918
Amortization of deferred financing costs	24,616	24,616
Loss on sale of property and equipment	3,000	2,000
Deferred income taxes	(661,000)	—
Changes in operating assets and liabilities which provided (used) provided cash:
Accounts Receivable	(63,225)	(3,551,773)
Unbilled Accounts Receivable	(12,426)	58,843
Inventory	2,486,024	(1,462,739)
Costs and estimated earnings in excess of billings	(618,945)	(1,548,628)
Prepaid expenses and other assets	309,862	321,401
Accounts payable	(3,463,956)	1,147,186
Billings in excess of costs and estimated earnings	(784,686)	3,855,147
Accrued and other liabilities	1,907,568	1,223,071

Net cash provided by operating activities	2,719,578	2,563,659
Cash Flows from Investing Activities
Purchase of property and equipment	(687,526)	(205,375)
Change in restricted cash related to letter of credit	59,694	8,855

Net cash used in investing activities	(627,832)	(196,520)
Cash Flows from Financing Activities
Payments on long-term debt	(2,639,669)	(273,294)
Dividends paid on Series B convertible preferred stock	(441,157)	—
Purchase of Series B convertible preferred stock	(2,400,000)	—

Net cash used in financing activities	(5,480,826)	(273,294)

Net (Decrease) Increase in Cash and Cash Equivalents	(3,389,080)	2,093,845
Cash and Cash Equivalents—Beginning of period	5,907,114	2,662,025

Cash and Cash Equivalents—End of period	$2,518,034	$4,755,870

Note 1.    Basis of Presentation

  The information as of and for the three months ended March 31, 2009 and March 31, 2010 is unaudited. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company's audited annual consolidated financial statements for the year ended December 31, 2009 included elsewhere is this offering memorandum.

Note 2.    Stockholders' Equity

  A summary of the changes in Stockholders' Equity for the periods ended March 31, 2009 and 2010 is provided below (in millions):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Stockholders' equity at beginning of period	$20.1	$27.1
Stock-based compensation	—
Redemption of 240,000 Series B convertible preferred stock	—	(2.4)
ESPP Plan and RSU settlement in cash	—	—
Exercise of stock options/warrants	—	—
Preferred dividends	—	(0.4)
Net income (loss)	2.0	3.0

Stockholders' equity at end of period	$22.1	$27.3

  The Company has three classes of outstanding stock, Preferred Stock Series A Preferred Stock Series B, and common stock. As of March 31, 2010 there were 10,869 shares of Series A Preferred Stock outstanding, 240,000 of Series B Preferred Stock, and 1,003,131 shares of common stock.

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  Exhibit 99.1